Exhibit 10.39
PULP HOLDING LUXEMBOURG S.A.R.L. and ILIM HOLDING LUXEMBOURG S.A.R.L. (together the “Ilim Shareholders” or “you”)
17 ul. Marata, Saint Petersburg 191025,
Russian Federation
with their registered offices at 23 rue Aldringen, L-1118 Luxembourg
and
ILIM S.A. (the “Company”)
17 ul. Marata, Saint Petersburg 191025,
Russian Federation
with its registered office at 13 rue du Marché, 1204 Geneva, Switzerland

15 December 2022
By Courier
FAO: Mr Zakhar Smushkin and Mr Boris Zingarevich
Dear Sirs,
Transfer Notice

Introduction and Background

We, International Paper Switzerland GmbH (the “IP Shareholder” or “we” or “us”), are writing to you pursuant to the deed of shareholders agreement in respect of the Company, entered into among the IP Shareholder, the Ilim Shareholders, the Company, International Paper Company, Mr Zakhar Smushkin, Mr Mikhail Zingarevich, Mr Boris Zingarevich and Mr Leonid Eruhimovich on 4 October 2007 (as subsequently amended and restated) (the “Shareholders Agreement”).

Terms used in this letter but not otherwise defined shall have the meaning given to them in the Shareholders Agreement or Schedule 1 (which is deemed to be incorporated as if set out in full in this letter), and any references to a ‘Clause’ shall be a reference to such clause in the Shareholders Agreement.

We wish to transfer all of the Shares held by us, being 66,791,240 ordinary shares of CHF 1 par value in the capital of the Company (the “Sale Shares”) to the Proposed Transferee for consideration wholly in cash (the “Proposed Transfer”).

This letter constitutes a Transfer Notice under Clause 15.1 which sets out the information required by Clause 15.2 and has been delivered to you in accordance with Clause 26.11.

We note that, in accordance with Clause 15.14, no Default Option Notice has been validly served as at the date hereof.

Terms of the Proposed Transfer

We wish to transfer the Sale Shares to the Proposed Transferee. A copy of the bona fide offer from the Proposed Transferee (the “Offer Letter”) is attached to this letter as Annex 1. All supporting documentation to the Offer Letter is included with the Offer Letter. The terms on which the IP

Shareholder has been offered to transfer the Sale Shares to the Proposed Transferee are set out in the Offer Letter, and include the following key terms:

1.The Sale Shares will be transferred to the Proposed Transferee for cash, at a price of USD 7.2595594834 per Share, being a total consideration of USD 484,874,979.75 (the “Sale Price”).

2.The Guarantor, as primary obligor unconditionally and irrevocably guarantees by way of continuing guarantee to the IP Shareholder, the full, due and punctual performance by the Proposed Transferee of its obligations (including its payment obligations) under or pursuant to the Sale and Purchase Agreement proposed to be entered into pursuant to the Offer Letter (a draft of which is annexed to the Offer Letter, the “Transfer Agreement”).

3.The offer set out in the Offer Letter is subject to the Proposed Transferee having obtained all necessary regulatory approvals, either free from conditions or subject only to conditions that are acceptable to the Proposed Transferee acting reasonably. Pursuant to the Offer Letter and the Transfer Agreement, the Proposed Transfer is not otherwise subject to any other conditions to completion. At completion of the sale and purchase of the Sale Shares pursuant to the Transfer Agreement, the IP Shareholder and the Proposed Transferee will be required to deliver customary completion documents.

4.The Transfer Agreement contains certain title and capacity warranties to be given by the IP Shareholder to the Proposed Transferee. The aggregate liability of the IP Shareholder and its guarantor under the Transfer Agreement shall not exceed the Consideration (as such term is defined in the Transfer Agreement) payable at completion of the Proposed Transfer.

5.The Proposed Transferee and the Guarantor shall give certain warranties to the IP Shareholder under the Transfer Agreement including certain warranties in relation to capacity, authority and sanctions compliance.

6.Except in limited circumstances prescribed by the Transfer Agreement involving an inability to complete the Proposed Transfer, the Transfer Agreement may not be assigned by any party thereto, without the prior written consent of the IP Shareholder or the Proposed Transferee (as applicable).

7.The Transfer Agreement is governed by English law and provides for any disputes to be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Arbitration Rules.

Offer and Offer Period

In accordance with Clause 15.2.3, we hereby offer to sell all of the Sale Shares to you, as Continuing Shareholder under the Shareholders Agreement, for USD 484,874,979.75 being a cash price of USD 7.2595594834 per Share (the “Offer Price”), which is a price per Share equal to the Sale Price (the “Offer”).

The Offer Price shall be payable without deduction or set-off (subject to paragraph 2.2 of Schedule 4 of the Shareholders Agreement) against registration of the Sale Shares in your name (or as you may direct).

The Offer shall remain open for acceptance by you until the date falling 20 Business Days after the notification by us to you, that all conditions precedent to the completion of Proposed Transfer (save for any conditions precedent relating to or otherwise dependent, for satisfaction, on the obtaining of any Government or other Regulatory Authority approval pursuant to any relevant competition or anti-trust laws or any conditions precedent relating to the ability of the IP Shareholder to transfer or procure the transfer of the Sale Shares to the Proposed Transferee in accordance with the Shareholders Agreement) have been satisfied (the “CP Satisfaction Notice”) and that the Offer Letter is not capable of being terminated or revoked prior to the date falling 120 days from the date falling 20 Business Days after the CP Satisfaction Notice is given (the “Offer Period”).

A copy of the CP Satisfaction Notice is attached to this letter as Annex 2 and is delivered to you simultaneously with this Transfer Notice, together with all accompanying evidence that all such conditions precedent have been so satisfied and that the Offer Letter is not so revocable or terminable for at least 120 days following expiry of the Offer Period, on the date hereof in accordance with Clause 26.11.

You will see that in addition to the Sale Shares, the Proposed Transferee offered to acquire the ILIM Group Sale Shares (as defined in the Transfer Agreement). Please note that if you accept the Offer and wish to acquire the ILIM Group Sale Shares as well, we will be willing to sell them to you on the terms set out in the Transfer Agreement.

Next Steps

Please, as soon as possible and in any event by 24 January, 2023 confirm either that you accept or reject the Offer by emailing us at Brian.McDonald@ipaper.com and Joseph.Saab@ipaper.com, copying in Dmitri.Kovalenko@skadden.com and Ani.Kusheva@skadden.com (you may also confirm by written notice in accordance with Clauses 15.2.2 and 26.11). Such acceptance may be conditional upon the receipt of any Government or other Regulatory Authority approval required for the completion of the Offer to the extent permitted by Clause 15.3.

If a response to the Offer has not been received from you by 24 January, 2023 you will be deemed to have rejected the Offer and we shall be entitled to proceed with the Proposed Transfer subject to and in accordance with the provisions of Clause 15.10.

The provisions of clauses 26.1, 26.2, 26.5, 26.9, 26.11, 26.12 and 26.13 of the Shareholders Agreement shall apply to this letter mutatis mutandis.

Please note that this Offer will expire on 24 January, 2023.

[Remainder of the page intentionally blank, signature page follows]

Yours sincerely,

For and on behalf of International Paper Switzerland GmbH

/s/ James P. Royalty, Jr.
By: James P. Royalty, Jr.

Title: Senior Vice President, EMEA